EXHIBIT 10(xii)

June 21, 2007

Dennis Shafer, Chairman

Greg Moss, President

Trustcash LLC

400 Park Avenue #1420

New York, NY 10022

Dennis/Greg,

The following constitutes our mutual understanding with respect to Trustcash (“the Company”) retention of FOCUS Partners LLC (“FOCUS”) as investor communications consultant.

The Company will pay FOCUS a fee (the "Fee"), $6,000 per month for 6 months at the beginning of each month and 25,000 shares of restricted stock per month paid quarterly, for implementation of its Investor Communications (“IC”) Program. In addition, the Company shall be responsible for all reasonable and necessary disbursements made by FOCUS on its behalf.

This agreement will run from July 1, 2007 until December 31, 2007, may be terminated, provided that such termination is after thirty (30) days’ prior notice is provided in writing to FOCUS. If neither party to this agreement provides written termination during the period stated above, this agreement will automatically renew on a month-to-month basis until written notification is received by either party to this agreement. This agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto. In the event the Company is purchased or there is a change in control of the Company, this contract will be paid in full for the full term of the contract.

FOCUS will perform these continuing services in accordance with the following terms:

1.     FOCUS shall provide these services as an independent contractor, not as the Company’s employee or agent. FOCUS shall not undertake any major activities nor make any commitments on the Company’s behalf without the Company’s prior approval.

2.     Routine out-of-pocket disbursements such as phone, postage and shipping charges will be billed monthly at FOCUS’ cost. All other expenses are subject to management’s approval.

3.        Monthly invoices will be submitted at the beginning of each month for the following month’s fee, and are payable within thirty (30) days. The Company agrees to pay our invoices upon receipt. In the event that we incur costs, disbursement and/or legal fees in an effort to collect our invoices, you agree to reimburse us for these expenses.

EXHIBIT 10(xii)

4.     The Company will indemnify and hold FOCUS harmless with respect to any claims or actions instituted by any third party which result from the use by FOCUS of material furnished to FOCUS by the Company or where material created by FOCUS is reviewed by the Company or arising out of the nature or use of the Company’s product(s). Information or data obtained by FOCUS from the Company to substantiate claims or statements released by FOCUS on the Company’s behalf shall be deemed to be “materials furnished to FOCUS by the Company” This paragraph, insofar as it applies to work undertaken while this agreement is in effect, shall survive the termination of this agreement.

5.     In the event of any proceeding against the Company by any regulatory agency, whether private or public, or in the event of any court action or self-regulatory action questioning any materials prepared by FOCUS on the Company’s behalf, at the Company’s request FOCUS shall assist in the preparation of the defense of such action or proceeding and cooperate with the Company’s attorneys. The Company will pay FOCUS its usual hourly rates for time expended by FOCUS on such assistance and the Company will reimburse FOCUS any out-of-pocket costs FOCUS incurs in connection with any such action or proceeding. This paragraph, insofar as it applies to work undertaken while this agreement is in effect, shall survive the termination of this agreement.

6. In performing the activities described in the plan developed for the Company by FOCUS, FOCUS and the Company’s actions will comply with all SEC and applicable State laws, rules and regulations.

6. (a)  FOCUS acknowledges and agrees that it will have access to, or become acquainted with, confidential information of the Company. For the purpose of this agreement, confidential information shall mean any information of the Company, whether or not developed by FOCUS, including but not limited to information which relates to all ideas, designs, methods, discoveries, improvement, products, documents or other results of the professional services, trade secrets, product data and specifications, proprietary rights, business affairs, product developments, customer information or employee information. Confidential information does not include any information that:

(i)	FOCUS can prove was known to it prior to the date of this agreement and any other agreement between the parties hereto, without an obligation to keep it confidential;
(ii)	FOCUS can prove was lawfully obtained from a third party without any obligation of confidentiality; or
(iii)	Is or becomes part of the public domain through no act or violation of any obligation of FOCUS.

6. (b) FOCUS acknowledges and agrees that the confidential information constitutes valuable trade secrets of the Company. FOCUS shall keep all confidential information in confidence and shall not, at any time during or after the term of this agreement, without the Company’s prior written consent, disclose or otherwise make available, directly or indirectly, any item of confidential information to anyone other than FOCUS employees who need to know the same in performance of their professional services. FOCUS shall use confidential information only in connection with the performance of professional services hereunder and for no other purpose. FOCUS shall inform its employees of the trade secret, proprietary and confidential nature of the confidential information.

EXHIBIT 10(xii)

7.        Any contract FOCUS has entered into on the Company’s behalf shall simultaneously on the effective date of termination of this agreement, be automatically assigned to the Company and the Company shall assume all of the rights and obligations under the contract and FOCUS shall be relieved of any further responsibility of liability. The Company shall indemnify FOCUS against any expense or loss that FOCUS may incur as a result of a claim by a sub-contractor, arising after the assignment of the contract. Any materials or services FOCUS has committed to purchase for the Company (or any uncompleted work previously approved by the Company either specifically or as part of a plan), shall be paid for by the Company and FOCUS shall receive applicable compensation.

8.        Upon the termination of this agreement, provided that there is no indebtedness then owing by the Company to FOCUS, FOCUS shall transfer, assign and make available to the Company or the Company’s representative, all property and materials in our possession or control belonging to and paid for by the Company. FOCUS will also give the Company all reasonable cooperation toward transferring with approval of third parties in interest all reservations, contracts and arrangements with investor relations media, or others, of public relations space, broadcast time or materials yet to be used and all rights and claims thereto and therein, upon being duly released from the obligation thereof.

9. The validity, interpretation and construction of this Agreement and each part thereof will be governed by the laws of the State of New York. The venue for any dispute arising under this Agreement shall be the state or federal courts located in New York County, New York.

10. A facsimile transmission of this signed Agreement shall be legal and binding on all parties hereto. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original.

11. The Company officer signing this document states that he has the authority of the Company's Board of Directors to enter into this contractual obligation.

If the above correctly sets forth your understanding of our agreement, kindly sign and return two (2) copies of this letter and please wire the first month’s retainer plus one week (determined 25% of full month) for $7,500. We appreciate the confidence you have placed in FOCUS Partners LLC.

FOCUS Partners LLC

By:	/s/ Harvey A. Goralnick

Harvey A. Goralnick

President

Date:	July 1, 2007

ACCEPTED AND AGREED UPON:

Trustcash LLC

By:	/s/ Dennis Shafer

Dennis Shafer

Chairman

Date:	July 1, 2007

Wiring Instructions

For current account at Citibank:

Focus Partners LLC

Routing # 021000089

Account # 96613775

Bank:  Citibank

399 Park Avenue
New York, NY 10043
Phone: 212-559-7444

  - Suite 401

10010

Tel:  212-752-9445

Fax:  212-752-9446